                                                                   EXHIBIT 10.17





                       AGREEMENT FOR PURCHASE OF PRODUCTS

                                     BETWEEN

                           ACCELERATED NETWORKS, INC.

                                       AND

              SIEMENS INFORMATION AND COMMUNICATION NETWORKS, INC.


                                JANUARY 21, 1999


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                       AGREEMENT FOR PURCHASE OF PRODUCTS

                                    CONTENTS




PARTIES AND SIGNATURES


ARTICLE I              DEFINITIONS

                       1.0        TERMS DEFINED

ARTICLE II             CONFIDENTIALITY PROVISIONS

                       2.0        CONFIDENTIAL INFORMATION
                       2.1        DISCLOSURE BETWEEN THE PARTIES
                       2.2        CONFIDENTIAL INFORMATION OF THIRD PARTIES
                       2.3        RETURN OF CONFIDENTIAL INFORMATION

ARTICLE III            PRODUCT

                       3.0        PRODUCT DESCRIPTION
                       3.1        INCOMPATIBILITIES
                       3.2        SPECIAL PRODUCTS
                       3.3        PRODUCT CHANGES
                       3.4        PRIVATE LABEL
                       3.5        CUSTOM SOFTWARE

ARTICLE IV             PRICES

                       4.0        PRODUCT AVAILABILITY FOR PURCHASE
                       4.1        PRICE WARRANTY
                       4.2        PRICE LIST
                       4.3        FORECAST
                       4.4        DISCOUNTS
                       4.5        PURCHASE COMMITMENT

ARTICLE V              PURCHASING TERMS AND CONDITIONS

                       5.0        ORDER SERVICING
                       5.1        CHANGE ORDER
                       5.2        SCHEDULE COMMITMENTS
                       5.3        PACKING
                       5.4        SHIPPING
                       5.5        RECEIVING AND INSPECTION
                       5.6        TITLE AND RISK OF LOSS



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
ARTICLE VI             PAYMENT

                       6.0        PAYMENT TERMS
                       6.1        INVOICING

ARTICLE VII            WARRANTY

                       7.0        WARRANTY
                       7.1        YEAR 2000 COMPLIANCE WARRANTY
                       7.2        WARRANTY EXCLUSIONS

ARTICLE VIII           REPAIR SERVICE

                       8.0        REPAIRS NOT COVERED UNDER WARRANTY

ARTICLE IX             TRAINING

                       9.1               TRAINING

ARTICLE X              DOCUMENTATION

                       10.0       SPECIFICATIONS OR DRAWINGS
                       10.1       DOCUMENTATION
                       10.2       USE OF INFORMATION
                       10.3       REPRODUCTION OF DOCUMENTATION

ARTICLE XI             COMPLIANCE

                       11.0       RADIO FREQUENCY ENERGY STANDARDS
                       11.1       REGISTRATION
                       11.2       TOXIC SUBSTANCES AND HAZARDOUS MATERIAL
                       11.3       COMPLIANCE WITH LAWS
                       11.4       COMPLIANCE WITH CERTIFICATION TESTS REQUIRED
                                   BY NORTH AMERICAN PUBLIC NETWORK PROVIDERS

ARTICLE XII            TERM AND TERMINATION

                       12.0       TERM OF AGREEMENT
                       12.1       TERMINATION OF AGREEMENT

ARTICLE XIII           SOFTWARE

                       13.0       RIGHTS TO SOFTWARE
                       13.1       SOFTWARE ESCROW

ARTICLE XIV            GENERAL PROVISIONS

                       14.0       TRANSFERABILITY
                       14.1       DISCLAIMER OF AGENCY




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
                       14.2       PUBLICITY
                       14.3       NOTICES
                       14.4       GOVERNING LAW
                       14.5       ARBITRATION
                       14.6       NON-WAIVER
                       14.7       EXECUTION OF FURTHER DOCUMENTS
                       14.8       OTHER REMEDIES
                       14.9       EFFECT OF HEADINGS
                       14.10      PATENT AND OTHER PROPRIETARY RIGHTS
                                  INFRINGEMENT INDEMNIFICATION
                       14.11      MARKINGS
                       14.12      CONTINGENCY
                       14.13      DEVELOPMENTS BY SIEMENS
                       14.14      VALIDITY
                       14.15      LIMITATION OF LIABILITY


ATTACHMENTS:

Attachment A             Product Structure
Attachment B             Furnished and Related Materials
Attachment C             Product Specifications
Attachment D             Non-Disclosure Agreements
Attachment E             Price Lists
Attachment F             Forecast
Attachment G             Escrow Agreement




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

                       AGREEMENT FOR PURCHASE OF PRODUCTS


        THIS AGREEMENT, having an Effective Date of January 21st, 1999, is hereby entered into between ACCELERATED NETWORKS, INC., a California corporation, having a principal place of business at 301 Science Drive, Moorpark, California 93021 (hereinafter referred to as Company), and SIEMENS INFORMATION AND COMMUNICATION NETWORKS, INC., a Delaware corporation, having a principal place of business at 900 Broken Sound Parkway, Boca Raton, Florida 33487 (hereinafter referred to as Siemens).

        WHEREAS, Siemens desires to purchase Products (hereinafter described) and thereafter desires to have Product delivered for Siemens' use in Siemens products that may be offered for resale to third parties, and

        WHEREAS, Company is interested in selling product to Siemens.

        NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

        (a) The Articles and Attachments contained in this Agreement constitute the entire agreement between the Parties;

        (b) No modifications or waiver of any of the provisions, or any future representation, promise, or addition shall be binding upon the Parties unless agreed to in writing;

        (c) This Agreement supersedes and cancels any prior agreements between the parties with respect to the subject matter contained herein.

        IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement, including Attachments A through G which are incorporated herein and made a part hereof, by the respective representatives thereunto duly authorized.




ACCELERATED NETWORKS, INC.                    SIEMENS INFORMATION AND
                                              COMMUNICATIONS NETWORKS, INC.



        /s/ Suresh Nihalani                           /s/ Fred From
        ---------------------------                   -------------------------
By:     Suresh Nihalani                       By:     Fred From
Title:  President & CEO                       Title:  President & CEO
Date:   January 17, 1999                      Date:   January 20, 1999

                                    ARTICLE I

                                   DEFINITIONS


1.0     TERMS DEFINED

        As used in this Agreement, the following terms shall have the following respective meanings (in singular or plural usage, as indicated by the context).

1.1 "Catalog" means any document that describes Company Products that are generally available for sale through normal distribution channels.

1.2 "Customer" means an end-user of Product who, at the time of acquisition of the Product, has taken possession of the Product for its end use and does not intend to further distribute the Product.

1.3     "Effective Date" of this Agreement means the date first written above.

1.4     "Parties" means Company and Siemens.

1.5 "Product" means the Product(s) specified in Attachment A including all generally sold, (i) standard spare parts, (ii) improvements, upgrades, corrections, modifications, alterations, revisions, or updates, to the specified Products made by Company during the Term of this Agreement.

1.6 "Specifications" means the technical specifications for the Products, including, but not limited to Functional Requirements Specifications, User Manuals, Performance Specifications and Configuration Guidelines as set forth in Attachment C and revised by the Company from time to time.

1.7 "Related Materials" means all and any kind of information, whether or not in documentary form, used or useful in or relating to, the use, maintenance or marketing of Product including, but not limited to system manuals, program manuals, test and diagnostic information, maintenance information, and operating procedures, as more specifically set forth in Attachment B.

1.8 "Software" means the computer instructions, including firmware, in machine-readable language provided as part of a Product or comprising a Product.

1.9 "Source Code" means human-readable source statements for the Software including, without limitation, program listings, data definition models, indices, structure tables, system flow charts, program flow charts, defined terms, file layouts and program narratives.

1.10 "Spares" means any sub assembly generally provided by Company for field replacement for Products including, but not limited to, components, boards, fasteners, power supplies,




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

        cables, wiring, casings and other associated materials as more specifically specified in Attachment A.

1.11 "Special Product" means any special feature or capability that is not a part of the Company's generally offered Product, not contained in the general Product Catalog and Price List, and generally built-to-order. Special Products covered by this Agreement shall be specified in Attachment A.

1.12 "Standard Price List" means Company's published listing of its standard prices for which Company will sell its Products as such list is updated from time to time by the Company as stipulated in Article IV.

1.13 "Siemens Discounted Price List" means the price list at which Siemens will purchase the Company's product.

1.14 "Term of this Agreement" means the term of this Agreement, including any renewal periods, as specified in Section 12.0.


                                   ARTICLE II

                           CONFIDENTIALITY PROVISIONS

2.0     CONFIDENTIAL INFORMATION

        For the purpose of this Agreement, "Confidential Information" shall mean any information and data of a confidential nature, including, but not limited to, proprietary, developmental, technical, marketing, sales, operating, performance, cost, know-how, business and process information, computer programming techniques, and all record bearing media containing or disclosing such information and techniques provided such information is conspicuously marked as being Confidential.

2.1     DISCLOSURE BETWEEN THE PARTIES

        2.1.1 All Confidential Information exchanged between the Parties pursuant to this Agreement:

                (a) shall not be distributed, disclosed, or disseminated in any way or form by the receiving Party to anyone except its own employees, including Siemens AG, who have a reasonable need to know such Confidential Information to perform such Party's obligations hereunder;

                (b) shall be treated by the receiving Party with the same degree of care to avoid disclosure to any third party as is used with respect to the receiving Party's own information of like importance which is to be kept secret. The receiving Party shall be liable for disclosure of Confidential Information of the disclosing Party only if such care is not used. The




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                        burden shall be upon the receiving Party to show that
                        such care was used; and

                (c) shall not be used by the receiving Party for its own purpose, except as otherwise expressly stated herein, without the express written permission of the disclosing Party; and

                (d) shall remain the property of and be returned to the disclosing Party (along with all copies, embodiments and derivatives thereof) within thirty (30) days of receipt by the receiving Party of a written request from the disclosing Party setting forth the Confidential Information to be returned.

        2.1.2 The obligations of the above paragraph shall not apply, however, to any information which:

                (a) is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving Party;

                (b) was in the receiving Party's possession prior to receipt from the disclosing Party as proven by the receiving Party's written records;

                (c) is received independently on a non-confidential basis from a third party free to disclose such information to the receiving Party; or

                (d) is independently developed by the receiving Party as proven by its written records prior to receipt from the disclosing Party; or

                (e)     is the subject of subpoena or court order.

        2.1.3 Either Party shall have the right to refuse to accept any Confidential Information under this Agreement.

        2.1.4 Siemens shall be free to use and distribute Products and Related Materials in which Company's Confidential Information is embedded and disclosed; provided, Siemens shall not distribute or disclose any Related Materials which are not meant to be generally distributed, including without limitation, test, diagnostic and maintenance information and which are conspicuously marked "Confidential".

        2.1.5 No license to the receiving Party, under any trademark, patent or copyright, or applications which are now or may thereafter be owned by the disclosing Party, is either granted or implied by the conveying of Confidential Information to the receiving Party.

        2.1.6 Each Party shall advise its employees, personnel, agents, staff and representatives of the terms hereof and require them to observe the terms and conditions hereof.




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2.2     CONFIDENTIAL INFORMATION OF THIRD PARTIES

        Neither party shall communicate or otherwise disclose to the other, during the Term of this Agreement, confidential or proprietary information of third parties unless such third parties have consented to such disclosure.

2.3     RETURN OF CONFIDENTIAL INFORMATION

        Upon request of the disclosing Party, copies, derivatives and embodiments of the disclosing Party's Confidential Information shall be promptly returned to the disclosing Party by the receiving Party, except to the extent such information is required by Siemens to perform its support obligations with respect to the Products.


                                  ARTICLE III

                                     PRODUCT

3.0     PRODUCT DESCRIPTION

        Company shall sell Products to Siemens pursuant to this Agreement, provided no Software shall be sold, but shall be licensed to Siemens pursuant to all the terms and conditions of this Agreement.

        Company shall make available for Siemens' purchase (in the case of hardware) and or license (in the case of Software), all improvements, upgrades, enhancements, corrections, modifications, alterations, revisions, updates, made to Product and Related Materials during the Term of this Agreement on terms substantially as provided herein provided that none of the foregoing shall include any products, technology, information or the like developed or resulting from Company's work for other parties and such are not made generally available for sale by the Company.

3.1     INCOMPATIBILITIES

        During the Term, Company agrees to notify Siemens in writing of technical changes, enhancements, alterations, improvements or other modifications to the Products that could render such altered Product incompatible with previously provided Products or which would materially alter the manner in which such modified Products interface with Siemens' equipment using Siemens' previously specified interfaces. Such notice shall be provided at least ninety (90) days prior to delivery to allow Siemens, in the exercise of prompt due diligence, to test and determine any necessary modifications to its equipment or to the Product to ensure the continued marketability of the modified Product by Siemens, prior to delivery of Product with such changes, enhancements, alterations, improvements or other modifications.

        The Company and Siemens agree to establish a testing strategy that will minimize the potentiality of Product incompatibility.




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3.2     SPECIAL PRODUCTS

        Special Products may be requested, quoted and developed from time to time and added to this Agreement. Such Special Product, and associated prices shall only become part of this Agreement on written approval of both Parties. Once a Special Product becomes available in company's Catalog, it shall no longer be considered a Special Product.

3.3     PRODUCT CHANGES

        3.3.1 Company shall advise Siemens in writing of all changes to Product that impact (a) reliability, (b) the Specifications, or
                (c) form, fit or function in accordance with the procedures specified herein.

        3.3.2 Company may at any time make changes in the Product, or modify the drawings and Specifications relating thereto, or substitute Product of later design to fill an order, provided the changes, modifications or substitutions under normal and proper use do not impact upon the Product's (a) reliability, (b) the Specifications, or (c) form, fit or function. For such changes, Company shall notify Siemens in writing not later than thirty
                (30) days after such change has been implemented.

                Except in the case of Mandatory Changes, Company shall send copies of a written change modification to Siemens ninety (90) days prior to the effective date of each change to Product which impacts on form, fit, function, reliability, or Product Specifications. Company shall provide Siemens' with samples of the changed Product for testing. Siemens will either return the Product to the Company or purchase the Product at Siemens discount price within 30 days.

                "Mandatory Changes" are those changes required to correct an extremely unsatisfactory condition requiring immediate action, such as changes for safety or to meet existing Product Specifications. In such cases Company shall promptly send Siemens a written change notification. Company shall provide with each change notification the following information: (a) Product change number; (b) a detailed description of the change;
                (c) reason for the change; (e) description of the impact of the change; (f) price impact, if any; (g) proposed date for changes. Company shall provide Siemens with samples of the changed Product for testing.

                In the event that Siemens reasonably rejects such change to a Product, Siemens shall advise Company of such determination as soon as reasonably possible, but in no event more than thirty
                (30) days from the date on which the sample of the changed Product was received by Siemens. Siemens' failure to so notify Company shall be deemed an acceptance of the change. Company shall not furnish any such changed Products on any of Siemens orders if the change has been reasonably rejected.




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3.4     PRIVATE LABEL

        3.4.1 Siemens intends to private label and market any Products purchased hereunder under Siemens own trade names and trade dress. The Company may agree to private label such Products, provided that (a) the costs incurred by Company for changes to Products and for altered materials mandated ` by such private labeling shall be reimbursed to Company by Siemens, and that (b) the parties shall mutually agree to any other relevant terms and conditions of such private label services, including the procedure for reimbursement of costs associated with private labeling.

        3.4.2 Company may, in good faith, order private label special materials in quantities in excess of Siemens' orders, based upon Siemens' forecasts, and Siemens shall reimburse Company for all such materials and reasonable inventory costs associated, if such materials are not utilized in Products for Siemens by the end of the Annual Delivery Period as established in 4.3.

3.5     CUSTOM SOFTWARE

        3.5.1 Custom Software as used herein shall mean Software requested by Siemens and developed exclusively by Company for Siemens. Siemens and Company shall mutually agree on the process for contracting the development of Custom Software, payment terms and the rights of the Parties to such custom Software prior to the commencing of development work by Company on a request by request basis.


                                   ARTICLE IV

                                     PRICES

4.0     PRODUCT AVAILABILITY FOR PURCHASE

        Company agrees to have the Product and Related Materials available for purchase and/or license, in the case of Software, by Siemens during the Term of this Agreement at prices as set forth herein and with delivery lead times reasonable with respect to similar Products of Company. Company agrees that, when the Product is considered "generally available" in the marketplace, the normal delivery performance will be 45 days after order acknowledgment or better for forecasted Product, so long as Siemens is generally ordering in accordance with its forecasts.

        Company agrees that during the Term of this Agreement it shall, if requested by Siemens and at Siemens expense as mutually agreed, maintain in inventory units of Product available for delivery to Siemens above and beyond that being manufactured in response to Siemens' purchase orders and scheduled for delivery hereunder. Siemens may order and take delivery of such inventory in the event Siemens requires additional quantities for sale or shipment. In the event of anticipated labor disturbances, shortages of materials, or



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        other conditions or events which could adversely interrupt deliveries by
        Company hereunder, Company agrees to advise Siemens as soon as reasonably possible and at Siemens' request, use commercially reasonable efforts to manufacture, sell, and deliver to Siemens, in advance, quantities originally scheduled for delivery during such period when such interruptions are anticipated.

        The site and facilities where Company shall manufacture the Product is Company's facility in Moorpark, CA or at other sites of which Company shall advise Siemens.

        Upon advance notice, with the concurrence of the Company which will not be unreasonably withheld, and subject to the Confidentiality provisions contained herein, Siemens employees, agents or representatives may visit Company's manufacturing premises during normal business hours to observe Company's performance of its obligations under this Agreement.

4.1     PRICE WARRANTY

        Subject to Section 4.2, during the Term of this Agreement, the terms, conditions and prices for Products and Related Materials under which Siemens may purchase the Product shall be no less favorable to Siemens than those which Company provides to any other OEM purchasing the same Product, or Product with similar functionality, in like quantities over like time periods under like terms, conditions, delivery times and under similar non-cancelable purchase commitments.

        Company agrees that the list prices established for the sale of the Product to Siemens are reasonable with respect to similar Products of Company.

        Company and Siemens mutually agree to establish regular meetings to assess performance under the Agreement and to mutually resolve issues or problems that might arise. These meetings should be conducted quarterly and whenever required.

        Company will, in concert with Siemens, periodically assess the fair market value of the Product and may adjust the price of the Product according to finding of such assessments.

4.2     PRICE LIST

        The Company's Standard Price List and the Siemens Discounted Price List for Product, Spares, and Special Products, during the Term of this Agreement are specified in Attachment E. Except as set forth in Section 4.2, the prices contained in the Siemens Discounted Price List in Attachment E shall not be increased except as mutually agreed in writing by the Parties. Company will notify Siemens prior to any changes in the Company's Standard Price List. Whenever a change to the Company's Standard Price List results in a price reduction, Company will update the Siemens Discounted Price List to reflect such price reduction(s) in the Company's Standard Price List. Products added to the Agreement for purchase or license shall be at prices as mutually agreed at the time of adding to the price list.



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        Prices under this Agreement are based upon Siemens' forecast of a purchase level of $ 38,000,000 over the first three years of the Agreement, of which no less than 10% will be purchased prior to September 30, 1999, 30% between October 1, 1999 and September 30, 2000 and 60% between October 1, 2000 and September 30, 2001. In the event that Siemens fails to purchase Products in the quantities as set forth herein, Company shall be entitled, at its sole discretion, to adjust Siemens' prices for Products on a going forward basis.

4.3     FORECAST

        Siemens shall forecast its anticipated Product requirements for the Term of this Agreement. An initial first year's forecast will be part of this Agreement, as shown in Attachment F. The forecasts will be scheduled according to the Siemens' fiscal year which is based on a 12 month period ending in September of each year. This period of time constitutes the Annual Delivery Period

        Forecasted quantities and delivery dates are subject to change and do not constitute a binding commitment to buy on the part of Siemens. However, Siemens shall, on an on-going monthly basis, update the one year forecast using its commercially reasonable best effort to provide an accurate forecast of demand for the succeeding 12 month period.

        Such forecasts are for information and planning purposes only. However, Siemens shall make every reasonable effort to comply with its forecasts. For each Annual Delivery Period, Siemens will provide the Company with its forecast of purchases for that period. The forecast will indicate expected and worst case scenarios. In the event that Siemens' orders vary from Forecast, Company shall have the right to reduce or increase forecast quantities, as applicable, and, while Company shall use its commercially reasonable best efforts to accept all orders and meet lead times, it shall not be obligated to accept orders for quantities in excess of those forecast or which are inconsistent with Siemens' previous purchase levels. Furthermore, beginning with the calendar quarter ending March 31, 2000, if Siemens fails to achieve at least seventy-five percent (75%) of the applicable quarterly forecasted purchase amount for two consecutive prior calendar quarters, Accelerated shall be entitled to terminate this Agreement pursuant to Section 12.0; provided, Accelerated must exercise such right to terminate within thirty (30) days of the last applicable quarter or be required to wait until the end of the next applicable quarter.

4.4     DISCOUNTS

        4.4.1 Subject to Section 4.2, Company agrees to sell Product to Siemens at discounts from Company's Standard Price List. The Siemens discounted price is as shown in the Siemens Discounted Price List in Attachment E.

                Spare part prices and discounts are specified in Attachment E.

        4.4.2 Special Products prices will be individually quoted, Special Products may be added to the Price List if mutually agreed to in writing by both Parties.




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        4.4.3   All prices are quoted in U.S. dollars and are F.O.B. Company factory and do not include, sales or other taxes, import duties, special packaging, shipping or insurance charges. Such additional charges shall be separately stated on the applicable invoice and paid by Siemens.

4.5     PURCHASE COMMITMENT

        Within 15 days of execution of this Agreement, Siemens will place an order to meet Siemens' estimation of its requirements for training, demo and beta testing. These Products will be purchased with a special discount for non- revenue producing Product as established in ATTACHMENT E.

        Within thirty (30) days of execution of this Agreement, Siemens will place an order for equipment on the Company that will be used for Customer sales. This value of this order will be $500,000. The delivery of Product for this order may be rescheduled per the terms and conditions of this Agreement with the provisions that in the absence of "Extenuating Circumstances" as set forth below, (a) the order is non-cancelable and (b) payment must be made no later than October 1, 1999. Extenuating Circumstances will apply if Company fails to meet its obligations under this Agreement in terms of Product features, Product availability, Product quality, Product delivery, or warranty and maintenance support. In such cases, Siemens may, at its sole discretion, notify the Company in writing of the Company's failure to perform and rescind Siemens' remaining obligation under the purchase order.


                                   ARTICLE V

                         PURCHASING TERMS AND CONDITIONS

5.0     ORDER SERVICING

        Siemens in its sole discretion may purchase Product, Special Products, and Spares by issuing written purchase orders to Company. Acceptance by Company of Siemens order under the terms and conditions of this Agreement shall be indicated by written acceptance. Company agrees to acknowledge all purchase orders within two (2) business days and to accept all valid purchase orders within five (5) business days.

        So long as the original order complies with the Agreement, the Company must accept the order and deliver the Product.

        Any additional or different terms or conditions expressed by Siemens or Company in an order or acknowledgment shall be void unless expressly agreed to in writing by the other party.




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5.1     CHANGE ORDER

        Subject to Section 5.2.4, Siemens shall have the right, by written change order, to make changes in any one or more of the following: (a) quantity of goods to be delivered; (b) method of shipping or packing;
        (c) place of delivery; and (d) delivery schedules. In addition, if any such change order causes an increase or decrease in the cost or the time required for performance of the work under the order, an equitable adjustment shall be made in price and/or delivery schedule, and the order shall be modified accordingly.

        Orders may not be cancelled after shipment. Once accepted, Company shall not change an order without written approval by Siemens.

5.2     SCHEDULE COMMITMENTS

        5.2.1 The requested delivery dates applicable to each order will be set forth in such order. Delivery dates will be confirmed by Company's acknowledgement. Company agrees not to ship Product prior to the agreed upon delivery date without Siemens' prior written authorization.

        5.2.2 Subject to the provisions contained in the Section 14.12 CONTINGENCY, in the event Company exceeds the agreed upon delivery date by more than five (5) business days, through no fault of Siemens, then in addition to all other rights and remedies provided for in this Agreement or otherwise and without any liability or obligation to Siemens, Siemens shall have the right to: (a) cancel the order or change such order if the delay results in the cancellation or change of the order from the Siemens Customer or (b) extend such delivery date to a later date.

        5.2.3 If an order is canceled pursuant to the above, Siemens shall have the right to retain or return any or all Product received by or paid for under such order. Company shall reimburse Siemens the costs of shipping the Product returned and amounts, if any, previously paid by Siemens for the Product; provided, however, if such order is part of a blanket purchase order, Siemens shall not have the right to return any Products previously delivered in connection with any prior scheduled shipments delivered under such blanket purchase order. Siemens shall pay for any Product retained at the prices set forth in Attachment E, if applicable, and quantity discounts, if any, shall be applied on the basis of the quantity specified in the order.

        5.2.4   If Siemens requests, for reasons other than covered by Section
                14.12 CONTINGENCY, that shipments be postponed beyond the date shown on an order and the date shown on the order is within forty-five (45) days succeeding the date of the receipt of the order postponement, Company may invoice Siemens as of the original scheduled delivery date for the Product manufactured hereunder. Title for such delayed Product shall pass to Siemens on date of invoice.

                The following schedule will be used to establish Siemens' obligations when it requires that shipments be rescheduled beyond the date shown on an order:




Page 11.

                DAYS PRIOR TO SCHEDULED DELIVERY                     CANCELLATION CHARGE
                --------------------------------                     -------------------
                Less than 45 days                                    Siemens Commits to Purchases

                46 - 60 days                                         10% Restocking Fee

                More than 60 Days                                    None

                Siemens shall not reschedule any purchase order more than once.

        5.2.5 All Product invoiced to Siemens in accordance with the foregoing paragraph shall be marked conspicuously as Siemens' property, and stored by Company in a reasonably safe manner separated from any other material stocks. Such Product shall be shipped out as ordered by Siemens. Company shall have no liability for any loss or damage to such Product while stored by Company unless such loss or damage arises from Company's gross negligence or willful misconduct. Company agrees to cooperate with Siemens in regard to the safe storage and management of Siemens" property while such property is stored at the Company's facility. Company agrees to secure proper storage and insurance for Siemens' property when so requested in writing by Siemens. Siemens shall reimburse Company for storage and insurance costs for such Product.

                Company shall advise Siemens in writing of the specific location where Product is stored pursuant to Section 5.2.5 and of any subsequent movement of the Product. Company agrees, upon request by Siemens, to execute and deliver to Siemens a bill of sale evidencing conveyance/license of such Product, free from liens and encumbrances, together with any other document such as a bailment agreement, warehouse receipt, lease (on storage space), mortgage, deed of trust, or surety bond as Siemens may deem reasonably necessary to secure title in such Product against third parties, all of which documents shall be in a form reasonably acceptable to Siemens.

5.3     PACKING

        5.3.1 Company shall, at no charge, unless specified elsewhere in this Agreement, package and pack Product in a manner which will provide reasonable protection against damage (including static) during shipment, handling and storage in reasonably dry unheated quarters with temperatures and humidity levels within -30 to +65 degrees Celsius, and up to 95% relative humidity, respectively. Corrugated shipping containers shall comply with requirements of Rule 41 of the Uniform Freight Classification. Containers of any type that are too heavy or too large to be palletized shall be skidded to facilitate fork truck and/or mechanical handling.





Page 12.

        5.3.2 Company shall mark all such packaging for identification purposes in accordance with ARTICLE XI, COMPLIANCE. Company shall mark Products in conformance with Company's published documentation. Items which are intended to be field replaceable by Siemens shall be serialized for tracking and control purposes. Serial numbers shall be located to allow easy capture by craftspersons, without the necessity of disassembly of the field replaceable item and/or interruption of service to Siemens' Customers.

5.4     SHIPPING

        Unless specifically agreed to by Siemens and Company, all shipments to Siemens will be FOB Shipping Point, Freight Collect utilizing one of the approved and preferred carriers listed below. If questions arise concerning shipments Company is directed to contact the Siemens ICN Transportation Department at telephone (407) 942-5499 or 942-5347.

        5.4.1   Siemens' Approved Carriers:

                            Ground Parcel Shipments:
                         UPS Ground - Consignee Billing
                                   RPS Ground

                     LTL Motor Freight - Southeast Regional:
                           Southeastern Freight Lines
                                 Averitt Express

                          LTL Motor Freight - Longhaul:
                            Consolidated Freightways
                             Overnite Transportation

              Air Freight - Envelopes and packages up to 20 lbs.:
                                      FEDEX

                    Air Freight - Packages 21 lbs. and over:
                                Emery Air Freight
                             Burlington Air Express

                              Deferred Air Freight:
                             LEP/Profit Air Freight

                  International Envelope/Non-dutiable Parcels:
                                      FEDEX

                    International Package/Commercial Orders:
                              Kuehne & Nagel, Inc.
              (must consign to Orlando International Airport (MCO)

                           Van Line and TL Shipments:
                       Contact Siemens Traffic Department.




Page 13.

        5.4.2   Additional Instructions:

                - Consolidate each day's shipments into a single shipment whenever possible.

                -       Route all motor freight and air shipments "Freight
                        Collect".

                - Unless otherwise requested by exception, do not declare an "insured value" with the carrier as Siemens is self-insured.

                - Air or other premium shipments must be authorized by a Siemens ICN Purchasing Agent and will be routed via second day service unless instructed otherwise.

                - Excess transportation charges resulting from non-compliance may be billed to the supplier or deducted from the supplier's invoice.

                - No "COD" or "FCCOD" deliveries unless previously agreed to by Siemens.

                - Contact the Traffic Department in the event of carrier service failure(s) or if a deviation from these instructions is desired.

        5.4.3 Unless prior approval has been provided in writing, all shipments NOT in compliance with these freight terms or carrier routing instructions will be refused at the destination.

        5.4.4 Unless otherwise agreed to in writing, all Product shipments under this Agreement will be in new, unused condition.

        5.4.5 Title and risk of loss shall pass to Siemens upon proper tender of delivery to the carrier.

        5.4.6 Siemens shall not be charged for cartons, wrapping, boxing, crating, drayage or other such costs, provided Siemens shall pay for any such costs incurred in connection with Siemens' special packaging requests.

        5.4.7 Company shall ship Product from Company's nearest facility capable of supplying Siemens' needs.

        5.4.8 Product, Special Products, and Spares will be shipped with a packing list enclosed with each shipment.

5.5     RECEIVING AND INSPECTION

        5.5.1 There shall be no partial shipments unless authorized by Siemens in writing. Company shall be responsible for Siemens' reasonable direct out of pocket costs actually incurred as a result of any unauthorized partial shipments. Siemens reserves the right to make final inspection of Product, Spares, and Special Products up to thirty (30) days after receipt by Siemens. After such time, such Products, Spares and Special Products will be deemed accepted by Siemens and Siemens' sole recourse shall be limited to its warranty hereunder.



Page 14.

        5.5.2 Siemens may, upon inspection, notify Company of any defect, deficiency, or default and reject such goods. Goods so rejected may be returned to Company under warranty and unless promptly replaced may subject the Company to cancellation of the order. All defective Product returned under warranty will be at Company's expense.

        5.5.3 Goods shipped in advance of delivery schedule or unauthorized partial shipments, other than as provided for herein, may be rejected or returned to Company at Company's expense.

5.6     TITLE AND RISK OF LOSS

        5.6.1 Unless otherwise specified herein, title to Products, shall vest in Siemens when the Product has been delivered, consistent with the shipment date designated on the order, to the Carrier specified by Siemens. However, if Siemens expressly authorizes Company in writing to invoice Siemens for stocks prior to delivery, title to such stocks shall vest in Siemens upon receipt of the invoice.

        5.6.2 Company will insure, at Siemens expense, all Product orders hereunder from the delivery of the stock to FOB carrier designated by Siemens until delivery to Siemens of such Product at the location designated on the Order. Company shall cooperate with Siemens in every reasonable way to facilitate the settlement of any such claim.


                                   ARTICLE VI

                                     PAYMENT

6.0     PAYMENT TERMS

        6.0.1 Unless otherwise a greed to in writing by the Parties, the terms for all orders shall be net forty-five (45) days after receipt of invoice, provided, however, that payment shall not constitute acceptance of the goods or impair Siemens right of inspection.

        6.0.2 No C.O.D. payment terms shall be valid without Siemens prior written consent.

        6.0.3 Siemens will not accept invoices for partial shipments unless Siemens provided prior written approval to the Company.

6.1     INVOICING

        6.1.1 All applicable Federal, State, and local taxes shall be stated separately on Company invoice and paid by Siemens.

        6.1.2 Company shall render its invoice within two (2) business days of shipment.





Page 15.

                                   ARTICLE VII

                                    WARRANTY


7.0     WARRANTY

        7.0.1 Company warrants to Siemens only and not to Siemens' Customers that, for a period of fifteen (15) months for hardware and six
                (6) months for Software, from date of shipment by Company, the Product sold or licensed hereunder shall be free from respects in material and workmanship and shall in all respects conform in all material respects to their final published Specifications, including any modification thereof mutually agreed upon in writing, included in Attachment C.

        7.0.2 The Parties mutually agree to negotiate the terms and conditions of the services provided by Company for warranty and extended warranty. The parties' agreement with respect to these matters will be set forth in a Service Level Agreement ("SLA") to be executed within thirty (30) days of the execution of this Agreement. If the parties fail to execute the SLA and attach it hereto as an Exhibit within such thirty (30) day period or any extension thereto as mutually agreed to by the parties, either party shall have the right to immediately terminate this Agreement, in which event Siemens may return to the Company for full refund the Products, if any, shipped pursuant to Section 4.4.

        7.0.3 This warranty may only be utilized by Siemens and not Siemens' Customers, however, the sale or sub-license by Siemens to its Customers shall not terminate the warranty. Siemens shall provide first and second level warranty support and out-of-warranty sub-assembly replacement support directly to its end-user Customers. To this end, Siemens will maintain an appropriate level of spares inventory.

        7.0.4 If any Product supplied by Company hereunder fails to conform to this warranty, Company shall, at its option and sole cost and expense, either repair or replace the same. This warranty is made upon the express condition that:

                (a) Company is given prompt written notice upon discovery of any non-conformity, with explanation of the alleged deficiencies;

                (b)     Siemens first secures a return material authorization
                        (RMA) and such Product is returned to Company's manufacturing facilities, shipping prepaid, except as otherwise agreed;

                (c) The Product has not been altered, modified or changed in any other manner than has been previously authorized in writing by Company nor has Product been subject to misuse or damage due to improper handling and/or operation;

                (d) Repairs to the Product have not been made by anyone other than Company, or at Company's authorized service facility; and



Page 16.

                (e)     The Product was properly installed and maintained.

        7.0.5 Company will repair or replace the hardware within a reasonable time and will return repaired Product or will supply replacement Products to Siemens at Company's expense. For Software, Company will issue a patch or work around within a time frame as specified in the Service Level Agreement to be negotiated separately between the Parties.

        7.0.6 No term, condition, understanding, or agreement purporting to modify the terms of this warranty shall have any legal effect unless made in writing and signed by authorized representatives of both Parties.

        7.0.7 All Products which have been repaired or replaced by Company shall have the same warranty as above for Product originally shipped, except the term of the warranty shall be the balance of the period of time ascertained by deducting from the original, warranty term the number of days from shipment of the original unit by Company, and the time or receipt by Company of the defective Product, or ninety (90) days for hardware, thirty (30) days for the same defect for Software, from date of repair or replacement, whichever is greater.

        7.0.8 Company shall make available, upon request by Siemens Quality Assurance Department, repair data on defective Product returned by Siemens for repair. Company shall maintain this data as a repair history for a minimum of one (1) year.

        7.0.9 Company represents and warrants that it is authorized to grant the Software Licenses granted in this Agreement.

7.1     YEAR 2000 COMPLIANCE WARRANTY

        Company represents and warrants (the "Year 2000 Warranty") that (a) all Calendar-Related processing by the Products and Special Products of Date Data or of any System Date will not cause the Products to cease to operate substantially in accordance with their Specifications, (b) all data fields for the Date Data contained in the Products and Special Products are four-digit fields capable of indicating century and millennium, and (c) that Company has verified through its testing procedures that no change in the System Date (including the change from the year 1999 to the year 2000) will cause the Products or the Special Products to cease to operate substantially in accordance with their Specifications. Notwithstanding any provision to the contrary set forth in this Agreement, Company makes no representation or warranty with respect to the Products or Special Products operating in conjunction with any computer software, computer firmware, computer hardware, or any combination of the foregoing supplied by third parties. As used in this
        Section 7.2, the following terms shall have the meanings set forth below:

                "Calendar-Related" refers to date values based on the Gregorian calendar as defined in Encyclopedia Britannica, 15th edition, 1982, page 602, and to all uses of those date values described in the Product Specifications.




Page 17.

                "Date Data" means any Calendar-Related data in the inclusive range January 1, 1900 through December 31, 2050 that the Products or Special Products use in any manner.

                "System Date" means any Calendar-Related, date value in the inclusive range from January 1, 1985 through December 31, 2035 (including the transition between such values) that the Products or Special Products will be able to use as their current date while operating.

        In the event that a Product or Special Product fails to comply with the warranty provided in this Section 7.2 in any material respect, Company shall use commercially reasonable efforts to modify or replace such Product or Special Product, or applicable component thereof, to correct such non-compliance. If Company is unable, through the use of commercially reasonable efforts, to modify or replace the Product or Special Product to correct the noncompliance, Company shall refund to Siemens the price paid by Siemens for such non-compliant Product or Special Product and Siemens may at its option cancel any purchase orders for such Products without incurring any liability for such cancellation. The remedy set forth in this Section 7.2 shall be Siemens' sole remedy for breach of the Year 2000 Warranty.

        Company also warrants and represents that it has assessed or is currently assessing Year 2000 compliance issues as it relates to its business operations; that it is actively resolving any internal Year 2000 non-compliance relating to its operations; and that it will achieve Year 2000 compliance prior to January 1, 2000. Such compliance includes, but is not limited to, systems critical to the procurement of raw materials and components and/or the manufacture and shipment of Products to Siemens; provided, such compliance does not include any obligation to ensure that any third party's systems are Year 2000 compliant.

7.2     WARRANTY EXCLUSIONS

        THE WARRANTY PROVIDED IN ARTICLE VII EXCLUDES ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. COMPANY WILL NOT, IN ANY EVENT BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOSS OF DATA OF ANY KIND OR TYPE OF SIEMENS ARISING FROM BREACH OF WARRANTY.

        SIEMENS' SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTY SHALL BE REPLACEMENT OF OR (AT COMPANY'S OPTION OR IF REPLACEMENT IS IMPRACTICAL) REFUND OF THE DEPRECIATED PURCHASE PRICE FOR RETURNED NON-CONFORMING UNITS OF THE PRODUCTS FOR WHICH FULL DOCUMENTATION AND PROOF OF NON-CONFORMITY IS PROVIDED TO COMPANY; PROVIDED, IN THE EVENT PRODUCTS COVERED BY WARRANTY (INCLUDING EXTENDED




Page 18.

        WARRANTIES PURCHASED BY SIEMENS) EXPERIENCE AN EPIDEMIC FAILURE AND COMPANY ELECTS NOT TO REPAIR OR REPLACE SUCH PRODUCTS, COMPANY SHALL REFUND THE UN-DEPRECIATED PURCHASE PRICE PAID BY SIEMENS FOR SUCH PRODUCTS IF SUCH PRODUCTS WERE DELIVERED WITHIN THREE (3) YEARS OF FAILURE AND THE DEPRECIATED PURCHASE PRICE. IF SUCH PRODUCTS WERE PURCHASED MORE THAN THREE (3) YEARS PRIOR TO FAILURE. "EPIDEMIC FAILURE" SHALL MEAN THE SAME MATERIAL FAILURE OR MATERIAL SPECIFICATION NON-CONFORMITY OF THE PRODUCT OCCURRING DUE TO THE SAME SPECIFICALLY IDENTIFIED CAUSE TO MORE THAN 5% OF INSTALLED PRODUCT WITHIN THREE (3) MONTHS, IN WARRANTY OR EXTENDED WARRANTY.

        COMPANY HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED IN THIS ARTICLE VII.


                                  ARTICLE VIII

                                 REPAIR SERVICE

8.0     REPAIRS NOT COVERED UNDER WARRANTY

        The parties are currently negotiating the terms and conditions of out-of-warranty services, emergency replacement services and ongoing support. The parties' agreement with respect to these matters will be set forth in a Service Level Agreement ("SLA") to be executed within thirty (30) days of the execution of this Agreement. If the parties fail to execute the SLA and attach it hereto as an Exhibit within such thirty
        (30) day period or any extension thereto as mutually agreed to by the parties, either party shall have the right to immediately terminate this Agreement, in which event Siemens may return to the Company for full refund the Products, if any, shipped pursuant to Section 4.4.




Page 19.

                                   ARTICLE IX

                                    TRAINING


9.1     TRAINING

        9.1.1 Company shall offer to Siemens, at the prices listed in Attachment E, instructors and necessary instructional materials of Company's standard format to train Siemens personnel in the planning, configuring, installation, operation, and maintenance of Product. Such training shall, at Siemens' option, be held at Company's location or at Siemens' location. When such training is held at Siemens' location, Siemens shall provide adequate training facilities. However, Company agrees to provide at Company's facility at no charge to Siemens a one-time training program for up to 6 Siemens' employees for purposes of initial technical support readiness and train-the-trainer readiness.

        9.1.2 At the option of Siemens, Company shall at prices mutually agreed to, provide Siemens with training materials, student manuals, instructors' manuals, and any necessary assistance, covering those areas of interest outlined in Section 9.1.1, sufficient in detail, format and quantity to allow Siemens to develop and conduct a training program.

        9.1.3 Siemens shall be provided, at Siemens' cost, with updated training materials to reflect any changes, modifications, and enhancements to the Product. Training materials, courses, or bulletins will be provided by Company, as deemed necessary by Siemens, anytime significant changes to Product are made.


                                   ARTICLE X

                                  DOCUMENTATION

10.0    SPECIFICATIONS OR DRAWINGS

        Specifications shall cover the Products provided hereunder and are attached hereto as Attachment C; provided, however, where Products are still being developed, the Product Specifications are subject to change from time to time until the Products have been developed.

10.1    DOCUMENTATION

        10.1.1 Company agrees to furnish and convey to Siemens, in English, at no charge, one (1) complete set of Product documentation as is normally provided with the Product, and any succeeding changes hereto, as described in the Section 3.4 PRODUCT CHANGES. A list of such Product documentation is contained in Attachment B. Such Product documentation shall include the right to reproduce such Product documentation for use hereunder.




Page 20.

                With each shipment by Company to Siemens, Company shall include without charge one (1) copy of documentation for each Product shipped.

        10.1.2 Company further agrees to furnish documentation in an electronic format conforming to one of the following specifications:

                a. Master Documentation Set on diskette or CD-ROM saved in HTML (Hyper Text Markup Language) OR

                b. Master Documentation Set on diskette or CD-ROM saved in SGML (Standard Generalized Markup Language), along with Document Type Definitions (DTDs). Company will be charged a fee by Siemens for converting the documentation to a format compatible with our Customers' browsers (HTML) OR

                c. Company may provide Siemens with Uniform Resource Locator (URL) to their electronic documentation on the World Wide Web OR

                d. Master Documentation Set on diskette or CD-ROM saved in a current version of a commonly used word processing package or in American Standard Code for Information Interchange (ASCII). Company will be charged a fee by Siemens for converting the documentation to a format compatible with our Customers' browsers (HTML).

        10.1.3 Company must notify Siemens in writing of all updates to documentation. Notification will be sent to the Director of PLM Broadband Products in Boca Raton, Florida. This notification will include the new issue number, date of change, and reason for change. Siemens is responsible for notifying its end-user Customers.

10.2    USE OF INFORMATION

        All specifications, drawings, sketches, models, samples, tools, computer programs, technical information, confidential business information or data, written, oral or otherwise (all herein designated "Information") obtained by either Party hereunder or in contemplation hereof shall remain the property of the disclosing Party. Unless required to support the existing Customer base, all copies of such Information in written, graphic or other tangible form shall be returned to its owner upon request. Unless such Information was previously known to be free of any obligation to keep it confidential or has been or is subsequently made public by its owner or a third party pursuant to Article II CONFIDENTIALITY PROVISIONS, it shall be kept confidential, shall be used only in the filling of orders, or in performing otherwise hereunder, and may be used for other purposes only upon such terms as may be agreed upon in writing by both Parties.




Page 21.

10.3    REPRODUCTION OF DOCUMENTATION

        Siemens may, in either electronic or paper media, do the following: reproduce, prepare derivatives and distribute copies of documentation supplied by Company under this Agreement for the purpose of allowing Siemens and its Customer to market, use and maintain the Products supplied by Company under this Agreement. All copies, so produced shall contain all copyright and/or other proprietary notice contained in the original Company supplied documentation. Siemens shall ensure that all such derivatives and copies are accurate and shall be solely responsible for any errors with respect thereto. Siemens shall indemnify Company for any liability arising from such reproduction, preparation and distribution of any such defective derivative or copied materials.


                                   ARTICLE XI

                                   COMPLIANCE

11.0    RADIO FREQUENCY ENERGY STANDARDS

        Materials furnished hereunder shall comply, to the extent applicable, with the requirements of Subpart J of Part 15 of the Federal Communications Commission's Rules and Regulations, as may be amended from time to time, including those sections concerning the labeling of such material and the suppression of radio frequency and electromagnetic radiation to specific levels. Should the Products generate harmful interference to radio communications, Company shall provide to Siemens information relating to methods of suppressing such interference. In the event such interference cannot reasonably be suppressed, Company shall, at the option of Siemens, accept return of the applicable Product and refund to Siemens the price paid for such Product and Siemens may cancel any pending orders for such Product without incurring any liability for such cancellation. Nothing herein shall be deemed to diminish or otherwise limit Company's obligations under Article VII WARRANTY of this Agreement.

11.1    REGISTRATION

        When Products furnished under this Agreement is subject to Part 68 of the Federal Communications Commission's Rules and Regulations, as may be amended from time to time, Company warrants that such Product when delivered is registered under and complies with Part 68 of the Federal Communications Commission's Rules and Regulations, including, but not limited to, all labeling and Customer instruction requirements. Company agrees to indemnify and save Siemens harmless from any liability, claims or demands (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made because of Company's noncompliance with Part 68 of the Federal Communication Commission's Rules and Regulations. Company agrees to defend Siemens, at Siemens' request, against such liability, claim or demand. In such cases, Company shall have the right to control and direct the defense of and settlement of each claim or demand. Siemens shall promptly notify Company of all such claims. In




Page 22.

        the event Siemens fails to promptly notify Company of any such liability, claim or demand and such failure prejudices Company's ability to defend against such claim, liability or demand, Company's liability under this Section 11.1 shall be excused to the extent of such prejudice.

11.2    TOXIC SUBSTANCES AND HAZARDOUS MATERIAL

        11.2.1 All material that is a "hazardous chemical substance or mixture" or a "hazardous material" as these terms are defined in the Toxic Substance Control Act and the Hazardous Material Transportation Act are hereinafter referred to as Hazardous Material.

        11.2.2 Company agrees to ship all such Hazardous Material on an F.O.B. Shipping Point, Freight Collect basis. Company agrees to comply with all labeling, packaging, shipping and all requirements as required by the afore-referenced acts, the Code of Federal Regulation, Title 49 and all applicable state and local regulations. The Hazardous Material itself and its packaging shall be clearly and visibly marked so as to be readily identified.

                Company agrees to provide the assistance to Siemens of an advisory nature in the use and disposal of all hazardous material purchased hereunder.

11.3    COMPLIANCE WITH LAWS

        11.3.1 Each party shall comply with all applicable federal, state, county and all local laws, ordinances, regulation and codes (including procurement of required permits or certificates) in its performance hereunder, irrespective of whether a specification is furnished. If material, services or containers furnished are required to be constructed, packaged, labeled or registered in a prescribed manner, Company shall comply with federal law and, in addition, with applicable state or local law. Each party agrees to defend, indemnify and hold harmless the other party for any loss, damage, penalty, fine or liability sustained because of its noncompliance; provided, Siemens shall be solely responsible for, and shall indemnify Company for any losses, fines charges or damages arising from, any claim which results solely from Company's compliance with specific instructions by Siemens as to construction, packaging, labeling or registration.

        11.3.2 Siemens shall not export any Products outside the United States and Canada without Company's express written permission. In the event Siemens receives such permission, Siemens agrees to fully comply with all relevant export laws and regulations of the United States to assure that no violation of such export laws or regulations occurs and shall be fully responsible for obtaining any required licenses or approvals; provided, Company shall, at Siemens' expense, provide reasonable assistance to Siemens in obtaining any such licenses and approvals.

        11.3.3 Company agrees to comply with any and all laws, rules and regulations governing design, manufacture, and testing of Product delivered to Siemens.




Page 23.

11.4 COMPLIANCE WITH CERTIFICATION TESTS REQUIRED BY NORTH AMERICAN PUBLIC NETWORK PROVIDERS

        Company agrees that it will conduct the testing necessary to assure that the Product is compliant with requirements specified by Bellcore M-63-CORE, Network Equipment-Building Systems (NEBS), Issue 1, October 1995. The testing required for Special Products will be mutually agreed to by the Parties.

        Company agrees to provide a copy of all test results to Siemens upon completion of the testing.


                                  ARTICLE XII

                              TERM AND TERMINATION

12.0    TERM OF AGREEMENT

        Unless otherwise amended in writing by the Parties, the Term of this Agreement shall commence on the Effective Date and continue for thirty-six (36) months. This Agreement may be extended at the mutual written agreement of the parties for a period of twenty-four (24) months upon the expiration of the initial term of the Agreement.

        This Agreement shall apply to the sale and or license of the Product to Siemens for use in the United States of America and Canada. The Parties may, upon mutual agreement, amend the Agreement to extend the terms and conditions of the Agreement for use of the Product by Siemens in other countries if Siemens so requests.

12.1    TERMINATION OF AGREEMENT

        12.1.1 Notwithstanding the provisions of Section 12.0 or any provision limiting the remedy of a Party, if either Party hereto shall fail to adequately perform or observe any of the terms and conditions to be performed or observed by it under this Agreement, the other Party shall give written notice to the defaulting Party specifying the respects in which the defaulting Party has so failed to perform or observe the terms and conditions of this Agreement, and in the event that any defaults so indicated shall not be remedied by the defaulting Party within thirty (30) days after such notice, the Party not in default may, by written notice to the defaulting Party terminate this Agreement or any outstanding order hereunder effective upon the defaulting Party's receipt of such notice of termination. Failure of either Party to so terminate this Agreement due to a breach on the part, of the other Party shall not prejudice its rights to terminate for a subsequent breach on the part of the defaulting Party. In addition the Company shall be entitled to terminate this Agreement pursuant to Section 4.3 and 14.13.




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        12.1.2  In the event that Company shall (i) cease conducting business in the normal course, (ii) become insolvent, (iii) make a general assignment for the benefit of creditors, (iv) suffer or permit the appointment of a receiver for its business or substantially all of its assets, or (v) avail itself or becomes subject to any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of rights of creditors, and such event materially and substantially prevents Company from carrying out its obligations hereunder, then Siemens may, at its sole option and subject to the provisions of this Agreement, terminate this Agreement for cause.

        12.1.3 Upon termination of this Agreement for any reason, each party shall promptly return any and all materials supplied by the other party.

        12.1.4 The provisions of sections 2.1, 2.3, 3.1, 6.0, Article VII, 9.1.2, 10.2, 11.0, 11.1, 11.3.1, 11.3.2, 11.3.3, 12.0, 13.0,
                13.1, 14.1, 14.2, 14.3, 14.4, 14.5, 14.6, 14.8, 14.9, 14.10,
                14.14, 14.15 which by their nature are intended to survive expiration or termination of this Agreement, shall survive expiration or termination of this Agreement for any reason. All other rights and obligations shall cease upon termination of this Agreement. The provisions of the SLA shall survive based on the specific terms set forth in such Agreement.


                                  ARTICLE XIII

                                    SOFTWARE

13.0    RIGHTS TO SOFTWARE

        13.0.1 Title to Software furnished to Siemens shall remain in Company. For such term as Siemens or its Customers shall continue to use and operate Product, Company grants Siemens a non-exclusive license to use the binary version of the Software on the hardware with which the Software was first supplied and the right to sub-license such limited use to Siemens' end-user Customers under the end-user license terms as set forth in 13.0.3, below.

        13.0.2 Siemens or Customer may reproduce the Software for archive or maintenance purposes for use with the hardware with which it was originally delivered. Any such reproduction or copies shall include any copyright, similar proprietary notice or other notices contained in the items being reproduced.

        13.0.3 Siemens' or its Customers' rights to use the Software are limited as follows:

                (a) The Software may only be used on the hardware on which it is first supplied or on supplied replacement hardware.

                (b) Copies may be made for archive or maintenance purposes only. Software may not be modified, de-compiled, disassembled or reverse engineered.




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

        13.0.4 Siemens may, at no additional charge, sublicense Software as a part of the sale, rental, lease, transfer, or assignment of Product. Such sub-licensee shall succeed to all of Siemens' or Customer's rights and obligations under this license with respect to such Software.

        13.0.5 Siemens or Customer may, at no charge, relocate Software to another location within the United States for reuse with the Product with which it was originally delivered when such Product has been relocated. Such relocation or reuse shall not alter Siemens' or Customer's license to use the Software.

        13.0.6 The right-to-use fees for Software are as set forth in Attachment E, Price Lists.

13.1    SOFTWARE ESCROW

        Siemens has, pursuant to this Agreement, licensed Software from Company and Siemens desires to have the Source Code for such Software placed in an escrow account substantially in accordance with the terms and conditions of an Escrow Agreement, attached hereto as Attachment E. Company agrees to place a copy of the Source Code into escrow with a mutually agreed Escrow Holder. If there is more than one Software program, Company may, at its option, establish separate escrow accounts for each Software's Source Code. Company shall ensure that the copy of the Source Code that is deposited in Escrow at any given time is the latest generally released version.

        The Escrow Agreement shall be fully executed within 90 days of the Effective Date of this Agreement.


                                  ARTICLE XIV

                               GENERAL PROVISIONS

14.0    TRANSFERABILITY

        This Agreement shall be binding upon and shall inure to the benefit of any corporation, or other legal entity with which Company or Siemens may be merged or consolidated, or the successors to or assignee of the total assets of either of them which relate to this Agreement.

        Except as provided in the preceding paragraph, neither party may sell, assign, transfer, delegate, or subcontract this contract or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

14.1    DISCLAIMER OF AGENCY

        This Agreement shall not constitute either Party the employee, legal representation or agent of the other Party, nor shall either Party have the right or authority to assume,





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


        create, or incur any liability or any obligation of any kind, expressed or implied against, or in the name of or on behalf of the other Party.

        If Siemens is approached by any third party, not a Customer of Siemens, with respect to any and all matters regarding Company's Products, warranties, or terms and conditions of sale, Siemens will refer the third party to the Company.

14.2    PUBLICITY

        The parties will, upon completion of the Agreement and at appropriate stages during its term agree upon joint press releases to be made to the industry and general press.

        Each Party shall use its commercially reasonable best efforts not to disclose to any third party during the Term of this Agreement, the terms and conditions of this Agreement, except as may be required by law, or by governmental regulation, requirements or orders or as may be necessary to establish or assert its right hereunder.

14.3    NOTICES

        Any and all written notices, communications and deliveries between Company and Siemens with respect to this Agreement shall be effective on the date of mailing if (i) sent registered or certified mail; (ii) if sent by mutually recognized overnight courier to the respective address, subject to change upon written notice, of the other Party as follows:

                             In the case of Siemens:

                                   Siemens ICN
                                400 RINEHART ROAD
                            Lake Mary, Florida 32746
                        Attention: Director of Purchasing

                                 with a copy to:

                                   Siemens ICN
                            900 Broken Sound Parkway
                              Boca Raton, FL 33487
                           Attention: General Counsel

                             In the case of Company:

                           Accelerated Networks, Inc.
                                301 Science Drive
                               Moorpark, CA 93021
                                 Attention: CFO




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

                                 with a copy to:

                         Brobeck, Phleger & Harrison LLP
                               38 Technology Drive
                                Irvine, CA 92618
                       Attention: Frederic A. Randall, Jr.

14.4    GOVERNING LAW

        This Agreement shall be governed by the laws of the State of California.

14.5    ARBITRATION

        Any dispute hereunder shall be settled by binding arbitration in California under the rules of the American Arbitration Association for commercial disputes. The arbitrator's ruling may be enforced by any court having jurisdiction. Notwithstanding the foregoing, in the event of a threat of immediate, irreparable harm, either party may seek equitable relief in any court having jurisdiction.

14.6    NON-WAIVER

        No delay or failure to exercise any right or remedy or enforce any provision of this Agreement shall operate as a waiver thereof. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

14.7    EXECUTION OF FURTHER DOCUMENTS

        The Parties agree to execute, acknowledge, and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intents and purposes of this Agreement or perfect or protect any right or license granted under this Agreement.

14.8    OTHER REMEDIES

        Any and all provisions for remedies agreed to in any specific provisions or instances in this Agreement are not intended as exclusive remedies, and each Party may pursue, in addition thereto, any remedies it may have at law, or otherwise, or take such other action as it may determine.

14.9    EFFECT OF HEADINGS

        The Article, Section, Paragraph, and Attachment headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Article, Section, Paragraph, or Attachment nor in any way affect this Agreement.




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

14.10   PATENT AND OTHER PROPRIETARY RIGHTS INFRINGEMENT INDEMNIFICATION

        Company shall defend, indemnify and hold harmless Siemens, at Company's cost and expense, against any claim or suit alleging infringement of a duly issued United States or Canadian patent, copyright or other proprietary right brought against Siemens or its Customers, to the extent that such claim pertains to Products or Related Materials and Company shall pay all costs incurred in such claim or suit and all settlement payments and damages awarded, directly or indirectly, incurred in such claim or suit, provided that Siemens gives Company prompt written notice of such claim, sole control over its defense and settlement and reasonably cooperates with Company in the defense or settlement of such claim or suit. Notwithstanding anything herein to the contrary, in no event shall Company be responsible, directly or indirectly, for lost profits, consequential damages, indirect damages, or special damages of Siemens or any Customer of Siemens. If an injunction is obtained against use of the Products or Related Materials as a result of infringement of a patent, copyright or other proprietary right, Company shall, at its option, and at Company's expense, either procure the right to continue using the Product or Related Materials, replace or modify the same so they become non-infringing, but remain functionally equivalent, or accept return of the Product and pay to Siemens the actual costs incurred by Siemens in correcting problems caused by Company's Product infringement in Siemens' Customers' networks up to the purchase/license price paid by Siemens for such Products. Furthermore, Company's indemnification obligation hereunder shall not cover (a) any claim that any of the Products infringes any third party's rights as used in combination with Products not supplied by Company; (b) any claim that arises out of Company's compliance with technical specifications provide by Siemens; (c) any claim relating to Products which have been modified by any person other than Company; or (d) any claim relating to Siemens' continued use of an infringing Product after notification by Company thereof.

14.11   MARKINGS

        Company shall mark all Products furnished hereunder for identification purposes as follows:

        (a)     Model/part number and serial number, if applicable

        (b)     Month and year of manufacture

        (c)     Other identification which may be mutually agreed to by Parties

        In addition, in the event the Company implements, Common Language Equipment Identification (CLEI) Codes consistent with GR-485-CORE, Company shall also mark such Products with such codes. If Company does not implement such codes, Siemens may provide Company with its own codes which Company shall attach to the Products pursuant to Siemens' instructions. Upon Siemens' written request, certain of Siemens trademarks, names, symbols, decorative designs or evidence of Siemens inspection (herein "Insignia") may be properly affixed by Company to the Product. The design, location and manner in which such Insignia will be affixed must be approved in writing by Siemens. Charges, if any, for such Insignia shall be billed and payable by Siemens.




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

        Siemens hereby grants Company a non-exclusive, non-transferable, sublicensable, license to affix Insignia to Products solely in accordance with Siemens' directions.

14.12   CONTINGENCY

        Neither of the Parties shall be held responsible for any delay or failure in performance hereunder caused by fires, strikes, embargoes, requirements imposed, by Government regulations, civil or military authorities, act of God or by the public enemy or other similar causes beyond such Party's control. However, Company's delay or failure to perform shall not be excused by a default of any of its subcontractors or suppliers unless such default arises out of causes reasonably beyond the control of the Company. If such contingency occurs, the party injured by the other's inability to perform may by giving written notice elect to: (a) terminate a particular order or part thereof if the contingency continues for a period of more than thirty (30) days as to Product not already received; (b) suspend a particular order for the duration of the delaying cause, buy or sell elsewhere Product to be bought or sold hereunder, and deduct from any commitments the quantity bought or sold or for which commitments have been made elsewhere; or (c) resume performance under a particular order once the delaying cause ceases with an option in the injured party to extend the period hereunder up to the length of time the contingency endured. Unless written notice is given within thirty (30) days after such injured party is apprised of the contingency, (b) shall be deemed selected.

14.13   DEVELOPMENTS BY SIEMENS

        Nothing contained in this Agreement shall prevent Siemens from independently developing, either through the use of its own personnel or through third parties, or acquiring from third parties, product similar to Product or other types of product. No such product shall be developed by Siemens using Company's Proprietary Information. Nothing herein shall be construed to grant Company any rights in any such similar product so developed or acquired or to the revenues or any portion thereof derived by Siemens from the use, sale, lease, license or other disposal of any such product.

        Given non-disclosure agreements that may be in place and business considerations private to Siemens, Siemens does agree to notify Company of such developments as soon as is practicable. Siemens will, however, use its best efforts to provide six (6) month notification to Company of any such developments that will decrease any of the current forecasts for the Annual Delivery Period by more than twenty-five percent (25%). In the event of any such development, Company shall be entitled to terminate this Agreement pursuant to Section 12.1.1 upon ninety (90) days notice to Siemens.

14.14   VALIDITY

        In the event any provisions of this Agreement shall be deemed invalid by any court of law, the invalidity of that provision shall not affect the remaining portions of this Agreement and any ambiguity which arises by reason of such invalidity shall be construed in accordance with the overall intent of the Parties as exhibited by the remaining provisions of this Agreement.




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

14.15   LIMITATION OF LIABILITY

        Except for Company's obligation under Paragraph 14.10, in no event shall either Party be liable to the other for any lost revenue, profits or data or any special incidental, consequential or other such indirect damages, whether arising out of or as a result of breach of contract, warranty, tort (including negligence), strict liability or otherwise.





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

                                  ATTACHMENT A

                                PRODUCT STRUCTURE


Brief description in marketing terms or Product brochures of:

(a)     Product Configuration

(b)     Spare Parts for Product

(c)     Special Products

(d)     Reserved

(e)     Software

Should include specific items such as:

(a)     Specific Product Numbers and Descriptions

(b)     Spare Parts List and Descriptions

(c)     Special Product Components .

(d)     Software Description and Function





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

                                  ATTACHMENT B


Describe and list all materials that are furnished by Company at no charge or are available for purchase by Siemens.

Included in this list are such items as:



            Sales Brochures
            System Manual
            Operations Manual or Procedures
            Installation Manual
            Program Manual
            Maintenance Manual
            Test and Diagnostic Information
            User Manuals
            Training Manual and Training Aids
            Special Product Information





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